Exhibit 10.11

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of November 30, 2010 (the “Effective Date”), by and between Groupon Ludic, Inc., a Delaware corporation, which, along with its parent company, Groupon, Inc., a Delaware corporation (“Groupon”), shall be referred to herein as the “Company,” and Brian Totty (“Employee”).

The parties agree as follows:

1.             Employment.  Company hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions set forth herein.

2.             Duties.

2.1           Position.  Employee is employed as Senior Vice President of Engineering and Operations and shall have the duties and responsibilities assigned by Company both upon initial hire and as may be reasonably assigned from time to time. Employee shall perform faithfully and diligently all duties assigned to Employee.

2.2           Full-time/Best Efforts.  This is a full-time, exempt position. Employee will expend Employee’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances.

2.3           Work Location.  Employee’s principal place of work shall be located in California, or such other location as the parties may agree upon from time to time.

3.             Term of Employment.  The term of employment under this Agreement shall commence on the Effective Date and shall continue until terminated pursuant to the provisions of this Agreement (the “Term”).

4.             Compensation.

4.1           Base Salary.  As compensation for Employee’s performance of Employee’s duties hereunder, Company shall pay to Employee an initial base salary of $250,000 per year (“Base Salary”), payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

4.2           Restricted Stock Units.  Employee will be granted 98,640 restricted stock units (the “RSUs”) under the Groupon, Inc. 2010 Stock Plan (as amended and restated, the “Plan”), attached hereto as Exhibit A. The RSUs will be subject to the terms and conditions of the Plan and the standard restricted stock unit grant agreement provided pursuant to the Plan, which Employee will be required to sign as a condition of receiving the RSUs; provided, however, that any vested RSUs will be settled in shares of Groupon common stock, except that the number of RSUs with a fair market value equal to the minimum amount required for tax withholding obligations will be settled in the form of cash. Subject to Sections 7.4 and 8.2, the RSUs shall vest 1/36 each month following the Effective Date.

4.3           Performance and Salary Review.  Company will periodically review Employee’s performance on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made by Company in its sole and absolute discretion.

5.             Customary Fringe Benefits.  Employee will be eligible for all customary and usual fringe benefits generally available to employees of Company subject to the terms and conditions of Company’s benefit plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Employee.

6.             No Conflict of Interest.  During Employee’s employment with Company, Employee must not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during Employee’s employment with Company, as may be determined by Company in its sole discretion. If Company believes such a conflict exists, Company may ask Employee to choose to discontinue the other work or resign employment with Company; provided, however, that nothing in this Agreement will prevent Employee from owning up to one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national exchange or up to five percent (5%) of any privately held corporation.

7.             Termination of Employment.

7.1           Termination.  The Company shall have the right to terminate Employee’s employment with Company with or without Cause (as hereinafter defined) at any time. For purposes of this Agreement, “Cause” shall mean any of the following events, actions or inactions by Employee:

(a)           Employee’s conviction of (or plea of nolo contendere to) any felony or to any other crime involving fraud, theft or moral turpitude;

(b)           Employee’s fraud, theft, embezzlement, or other material dishonesty involving the Company or a material breach of a fiduciary duty owed by Employee to the Company or Groupon;

(c)           Employee’s gross negligence or willful misconduct in the performance of his employment duties to the extent such gross negligence or willful misconduct materially and adversely affects the Company; or

(d)           Employee’s material breach of any provision of this Agreement, which breach is not curable, or if curable, is not cured by Employee within fifteen (15) days following written notice by Company to Employee specifying the nature of such breach.

7.2           Demotion.  For purposes of this Agreement, a “Demotion” means a material reduction of Employee’s duties and responsibilities in his capacity as a Senior Vice President of Engineering and Operations of Company or a permanent change in Employee’s duties and responsibilities which are materially inconsistent with the duties and responsibilities of a Senior Vice President of Engineering and Operations of Company, which reduction or change is not cured within thirty (30) days of the receipt by Company of written notice by Employee stating the nature of such breach.

7.3           Compensation Upon Termination.  Upon the termination of Employee’s employment under this Agreement, Executive shall be entitled to the following: (i) the earned but unpaid Base Salary earned by him before the effective date of termination, and (ii) any unreimbursed business expenses outstanding as of the effective date of termination.

7.4           Accelerated Vesting upon Termination or Demotion.  If during the two (2) year period commencing on the Effective Date Employee’s employment with the Company is terminated by the Company without Cause or Employee receives a Demotion, then fifty percent (50%) of the then unvested RSUs shall immediately vest.

8.             Change of Control.

8.1           Change of Control.  For purposes of this Agreement, a “Change of Control” means (a) the acquisition in one or more transactions by any person or entity of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of more than 50% of (i) the then outstanding shares of common stock (on an as-converted basis) of Groupon or (ii) the combined voting power of the then outstanding securities (on an as-converted basis) of Groupon entitled to vote generally in the election of directors; (b) the closing of a sale, lease, license (other than in the ordinary course of business), exchange, transfer or other conveyance of all or substantially all of the assets of Groupon; (c) the consummation of any merger, share exchange, consolidation, or other business combination involving Groupon if immediately after such transaction persons or entities who hold a majority of the outstanding securities (on an as-converted basis) entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) of such transaction are not persons or entities who, immediately prior to such transaction, held such securities (on an as-converted basis) of Groupon; or (d) the completion of any other similar transaction, involving Groupon or its successors, which has the same effect as any of the foregoing.

8.2           Accelerated Vesting upon Change of Control.  If during the Term a Change of Control occurs, then fifty percent (50%) of the original RSUs shall immediately vest, to the extent they have not already vested in accordance with their terms.

8.3           Shortfall Payments upon Change of Control.  In the event of a Change of Control, Groupon shall pay Employee any shortfall payments as set forth in Section 20 of the Agreement and Plan of Merger, dated as of November 30, 2010, by and among Groupon, Groupon Ludic, Inc., and the Stockholders’ Representative, as such terms are defined therein (the “Merger Agreement”).

9.             Put Right. lf, during the two (2) year period commencing on the Effective Date, there is not either (a) a Change of Control that enables Employee to sell any of the shares of capital stock of Groupon then owned by Employee (the “Employee Shares”) (b) an initial underwritten public offering of Groupon’s securities registered pursuant to the Securities Act of 1933, as amended, or (c) an offer from a bona fide third-party purchaser on any secondary market for shares of private companies (including, but not limited to, SecondMarket and SharesPost) to purchase any of the shares of capital stock of Groupon then owned by Employee, then Employee, within sixty (60) days after the expiration of such two-year period, shall have the one-time right and option (the “Put Right”) to require Groupon to purchase up to $2,000,000 worth of the Employee Shares, based upon the Fair Market Value (as hereinafter defined) of the common stock of Groupon, by delivering notice of such exercise (a “Put Exercise Notice”) in writing to Groupon. If the Put Right is exercised, then Employee shall be obligated to sell, and Groupon shall be obligated to purchase, the Employee Shares requested to be purchased in the Put Exercise Notice. Following receipt of the Put Exercise Notice, Employee and Groupon shall then mutually select an independent valuation firm to determine the current Fair Market Value of such Employee Shares. The determination of such independent valuation firm shall be final and binding on the parties. Within ten (10) days following such determination, Employee and Groupon shall consummate the purchase and sale transaction with respect to such Employee Shares and the purchase price therefore shall be payable in cash. In connection therewith, Groupon will be entitled to receive customary representations and warranties from Employee (including representations and warranties regarding good title to the shares, the absence of any liens on such title or other encumbrances with respect to the sale of the shares and the ability of Employee to consummate the sale). Notwithstanding the foregoing, Employee shall not be entitled to deliver a Put Exercise Notice, and the Put Right shall automatically terminate and become null and void, if during the two (2) year period commencing on the Effective Date Employee voluntarily terminates his employment with the Company for any reason, except for a voluntary termination following a Demotion.

For purposes of this Agreement, “Fair Market Value” shall mean the per share consideration that the equity holders of Groupon would receive in exchange for all of their equity interests in Groupon, net of reasonable and customarily incurred transaction costs, consistent with then current industry practices, from an informed and willing bona fide third-party purchaser in an arm’s length transaction structured such that such purchaser will acquire, upon closing, directly or through merger, equity acquisition or otherwise, all or substantially all of the Company’s assets and liabilities.

10.           Confidentiality and Proprietary Rights.  Employee agrees to read, sign and abide by Company’s standard Employee Confidentiality, Inventions and Non-Solicitation Agreement (“Confidentiality Agreement”), which is attached hereto as Exhibit B.

11.           Agreement to Arbitrate.  To the fullest extent permitted by law, Employee and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Employee and any disputes upon termination of employment, including, but not limited to, breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Employee’s claims arise out of or relate to their actions on behalf of Company.

11.1         Consideration.  The mutual promise by Company and Employee to arbitrate any and all disputes between them rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

11.2         Initiation of Arbitration.  Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

11.3         Arbitration Procedure.  The arbitration will be conducted in the state of California by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. The parties agree that the arbitrator’s decision is final, conclusive and binding and that they will abide by and perform any award rendered by the arbitrator. Judgment on the award may be entered in any court having jurisdiction thereof.

11.4         Costs of Arbitration.  Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

12.           General Provisions.

12.1         Successors and Assigns.  The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.

12.2         Waiver.  Either parry’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

12.3         Attorneys’ Fees.  Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

12.4         Severability.  In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

12.5         Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

12.6         Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

12.7         Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

12.8         Survival.  Sections 8.3 (“Shortfall Payments Upon Change of Control”), 9 (“Put Right”), 10 (“Confidentiality and Proprietary Rights”), 11 (“Agreement to Arbitrate”), 12 (“General Provisions”) and 13 (“Entire Agreement”) of this Agreement shall survive Employee’s employment by Company.

13.           Entire Agreement.  This Agreement, including the Company’s Employee Confidentiality, Inventions and Non-Solicitation Agreement attached hereto as Exhibit B, section 20 of the Merger Agreement referred to in section 8.3 of this Agreement, and the Plan and related restricted stock unit documents described in section 4.2 of this Agreement, constitute the entire agreement between the parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Employee and the CEO of Groupon. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	November 30, 2010	Employee

/s/ Brian Totty
Name: Brian Totty

Address:

Groupon Ludic, Inc. and Groupon, Inc.

Dated:	November 30, 2010	By:	/s/ Andrew Mason
Andrew Mason, CEO
600 W. Chicago Ave., Suite 620, Chicago, IL 60654

EXHIBIT A

2010 STOCK PLAN

See Exhibit 10.3 to Groupon, Inc.’s Form S-1 Registration Statement (No. 333-174661).

EXHIBIT B

EMPLOYEE CONFIDENTIALITY, INVENTIONS AND NON-SOLICITATION AGREEMENT

This Agreement sets forth in writing certain understandings and procedures in effect as of the date of my initial employment with Groupon Ludic, Inc., a Delaware corporation, which, along with its parent company, Groupon, Inc. and any and all affiliates or subsidiaries, shall be referred to herein as the “Company.”

1.             Duties.  In return for the compensation and benefits now and hereafter paid or provided to me, I hereby agree to perform those duties for Company as Company may designate from time to time. During my employment with Company, I further agree that I will (i) devote my best efforts to the interests of Company, and (ii) not engage in other employment or in any conduct that could either be in direct conflict with Company’s interests or that could cause a material and substantial disruption to Company and (iii) otherwise abide by all of Company’s policies and procedures as they may be established and updated from time to time. Furthermore, I will not (a) reveal, disclose or otherwise make available to any unauthorized person any Company password or key, whether or not the password or key is assigned to me or (b) obtain, possess or use in any manner a Company password or key that is not assigned to me. I will use my best efforts to prevent the unauthorized use of any laptop or personal computer, peripheral device, cell phone, smartphone, personal digital assistant (PDA), software or related technical documentation that the Company issues to me. I will not input, load or otherwise attempt any unauthorized use of software in any Company computer or other device, whether or not the computer or device is assigned to me.

2.             “Proprietary Information” Definition.  “Proprietary Information” means (a) any information that is confidential or proprietary, technical or non-technical information of Company, including for example and without limitation, information that is a Company Innovation or is related to any Company Innovations (as defined in Section 4 below), concepts, techniques, processes, methods, systems, designs, computer programs, source documentation, trade secrets, formulas, development or experimental work, work in progress, forecasts, proposed and future products, marketing plans, business plans, customers and suppliers and any other nonpublic information that has commercial value or (b) any information Company has received from others that Company is obligated to treat as confidential or proprietary, which may be made known to me by Company, a third party or otherwise that I may learn during my employment with Company.

3.             Ownership and Nondis-closure of Proprietary Information.  All Proprietary Information and all worldwide: patents (including, but not limited to, any and all patent applications, patents, continuations, continuation-in-parts, reissues, divisionals, substitutions, and extensions), copyrights, mask works, trade secrets and other worldwide intellectual property and other rights in and to the Proprietary Information are the property of Company, Company’s assigns, Company’s customers and Company’s suppliers, as applicable. I will not disclose any Proprietary Information to anyone outside Company, and I will use and disclose Proprietary Information to those inside Company only as necessary to perform my duties as an employee of Company. If I have

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any questions as to whether information is Proprietary Information, or to whom, if anyone, inside Company, any Proprietary Information may be disclosed, I will ask my manager at Company

4.             “Innovations” Definition.  In this Agreement, “Innovations” means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress.

5.             Disclosure and License of Prior Innovations.  I have listed on Exhibit A (“Prior Innovations”) attached hereto all Innovations relating in any way to Company’s business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed, or made by me prior to my employment with Company (collectively, the “Prior Innovations”).  I represent that I have no rights in any such Company-related Innovations other than those Innovations listed in Exhibit A (“Prior Innovations”). If nothing is listed on Exhibit A (“Prior Innovations”), I represent that there are no Prior Innovations at the time of signing this Agreement. I hereby grant to Company and Company’s designees a royalty-free, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to practice all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations that I incorporate, or permit to be incorporated, in any Innovations that I, solely or jointly with others, conceive, develop or reduce to practice within the scope of my employment with Company (the “Company Innovations”). Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, any Prior Innovations in any Company Innovations without Company’s prior written consent.

6.             Disclosure and Assignment of Company Innovations.  I will promptly disclose and describe to Company all Company Innovations. I hereby do and will assign to Company or Company’s designee all my right, title, and interest in and to any and all Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to Company, I hereby grant to Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, and have sold, such Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations can neither be assigned nor licensed by me to Company, I hereby irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against Company, any of Company’s successors in interest, or any of Company’s customers. This Section 6 shall not apply to any Innovations that (a) do not relate, at the time of conception, reduction to practice, creation, derivation, development or making of such Innovation to Company’s business or actual or demonstrably anticipated research, development or business; and (b) were developed entirely on my own time; and (c) were developed without use of any of Company’s equipment, supplies, facilities or trade secret information; and (d) did not

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result from any work I performed for Company.

7.             Future Innovations.  I will disclose promptly in writing to Company all Innovations conceived, reduced to practice, created, derived, developed, or made by me within the scope of my employment with the Company, whether or not I believe such Innovations are subject to this Agreement, to permit a determination by Company as to whether or not the Innovations should be considered Company Innovations. Company will receive any such information in confidence.

8.             Notice of Nonassignable Innovations to Employees in California. This Agreement does not apply to an Innovation that qualifies fully as a nonassignable invention under the provisions of Section 2870 of the California Labor Code. I acknowledge that a condition for an Innovation to qualify fully as a non-assignable invention under the provisions of Section 2870 of the California Labor Code is that the invention must be protected under patent laws. I have reviewed the notification in Exhibit B (“Limited Exclusion Notification”) and agree that my signature acknowledges receipt of the notification.

9.             Cooperation in Perfecting Rights to Company Innovations. I agree to perform, during and after my employment, all acts that Company deems necessary or desirable to permit and assist Company, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations as provided to Company under this Agreement. If Company is unable for any reason to secure my signature to any document required to file, prosecute, register or memorialize the assignment of any rights or application or to enforce any right under any Company Innovations as provided under this Agreement, I hereby irrevocably designate and appoint Company and Company’s duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of rights under such Innovations, all with the same legal force and effect as if executed by me. The foregoing is deemed a power coupled with an interest and is irrevocable.

10.           Return of Materials.  At any time upon Company’s request, and when my employment with Company is over, I will return all materials (including, without limitation, documents, drawings, papers, diskettes and tapes) containing or disclosing any Proprietary Information (including all copies thereof), as well as any keys, pass cards, identification cards, computers, printers, pagers, cellular phones, smartphones, personal digital assistants or similar items or devices that the Company has provided to me. I will provide Company with a written certification of my compliance with my obligations under this Section.

11.           No Violation of Rights of Third Parties.  During my employment with Company, I will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by me prior to my employment with Company or (b) disclose to Company, or use or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or any other third party. I am not currently a party, and will not become a party, to any other agreement that is in conflict, or will prevent me from complying, with this Agreement.

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12.           Survival.  This Agreement (a) shall survive my employment by Company; (b) does not in any way restrict my right to resign or the right of Company to terminate my employment at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Company; and (d) is binding upon my heirs and legal representatives.

13.           No Solicitation Using Proprietary Information.  During the course of my employment with Company, and after the termination thereof, I shall not use any Company Proprietary Information (as defined in Section 2 above) in order to solicit Company’s customers, suppliers, licensees, licensors, franchisees, consultants or other business associates or to encourage any of same to cease doing business with Company. In addition, throughout my employment with Company and for one (1) year thereafter, I will not solicit, encourage, or cause others to solicit or encourage any employees or independent contractors of Company to terminate their employment with Company.

14.           Injunctive Relief.  I agree that if I violate this Agreement, Company will suffer irreparable and continuing damage for which money damages are insufficient, and Company is entitled to injunctive relief, a decree for specific performance, and all other relief as may be proper (including money damages if appropriate), to the extent permitted by law, without the need to post a bond.

15.           Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to me shall be sent to any address in Company’s records or such other address as I may provide in writing. Notices to Company shall be sent to Company’s Human Resources Department or to such other address as Company may specify in writing.

16.           Governing Law; Forum.  This Agreement shall be governed by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Company and I each irrevocably consent to the exclusive personal jurisdiction of the federal and state courts located in California for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive. Additionally, notwithstanding anything in the foregoing to the contrary, a claim for equitable relief arising out of or related to this Agreement may be brought in any court of competent jurisdiction.

17.           Severability.  If an arbitrator or court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to provide Company the maximum protection permitted by applicable law and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected.

18.           Waiver; Modification.  If Company waives any term, provision or breach by me of this Agreement, such

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waiver shall not be effective unless it is in writing and signed by Company. No waiver shall constitute a waiver of any other or subsequent breach by me. This Agreement may be modified only if both Company and I consent in writing.

19.           Entire Agreement.  This Agreement, including any agreement to arbitrate claims or disputes relating to my employment that I may have signed in connection with my employment by Company, represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

“COMPANY”		EMPLOYEE:

Groupon Ludic, Inc., Groupon, Inc., and their affiliates and subsidiaries		Brian Totty

By:	/s/ Andrew Mason	By:	/s/ Brian Totty

Title:	CEO	Title:	SVP Engineering & Operations

Dated:	November 30, 2010	Dated:	November 30, 2010

[Signature Page of Employee Confidentiality, Inventions and Non-Solicitation Agreement]

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Exhibit A

PRIOR INNOVATIONS

Check one of the following:

™            NO SUCH PRIOR INNOVATIONS EXIST.

OR

™                                    YES, SUCH PRIOR INNOVATIONS EXIST AS DESCRIBED BELOW (include basic description of each Prior Innovation):

Exhibit B

LIMITED EXCLUSION NOTIFICATION TO EMPLOYEES IN CALIFORNIA

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any invention that you developed entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1)           Relate at the time of conception or reduction to practice of the invention to Company’s business, or actual or demonstrably anticipated research or development of Company; or

(2)           Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding Section, the provision is against the public policy of California and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

Groupon Ludic, Inc., Groupon, Inc., and their affiliates and subsidiaries		By:	/s/ Brian Totty

By:	/s/ Andrew Mason	Brian Totty
(Printed Name of Employee)
Title:	CEO

Dated:	November 30, 2010	Dated:	November 30, 2010